Exhibit 5.3

CNH Industrial N.V.	Amsterdam
25 St. James’s Street,	Freshfields Bruckhaus Deringer LLP
London, SW1A 1HA,	Strawinskylaan 10
United Kingdom	1077 XZ Amsterdam
Postbus 75299
1070 AG Amsterdam
T +31 20 485 7000
+31 20 485 7633 (Direct)
F +31 20 517 7633
E dirkjan.smith@freshfields.com
www.freshfields.com

Doc ID
AMS5925322

Our Ref
DJS/IvD/TE
CLIENT MATTER NO. 162942:0021

15 March 2019

Dear	Sir, Madam,

CNH INDUSTRIAL N.V. DEBT SECURITIES

Introduction

1.    We are acting as Dutch legal advisers to CNH Industrial N.V. (the Company) on the issues, from time to time, by the Company of Debt Securities (the Issues).

2.    We have been asked by the Company to deliver our opinion in respect of the registration of Debt Securities (as defined below) pursuant to a Registration Statement on Form F-3 (filed on 15 March 2019) (the Registration Statement) by the Company with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933 as amended (the Act). The Registration Statement relates to the offering from time to time of debt securities (the Debt Securities) of the Company. The Debt Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, the Prospectus contained therein and supplements to the Prospectus pursuant to Rule 415 under the Act. The Debt Securities will be issued under an indenture, a form of which is filed as an exhibit to the Registration Statement (the Indenture).

3.    Words and expressions defined in paragraph 1 below shall, unless the context otherwise requires, bear the same respective meaning when used in this opinion.

Documents reviewed

1.	In connection with the registration of the Debt Securities as described above, we have examined the following documents:

(a)

electronic copies of an extract from the Commercial Register of the Dutch Chamber of Commerce (the Commercial Register) dated 14 March 2019 relating to the Company, and confirmed upon our request by the Commercial Register by telephone to be correct as at the date thereof (the Extract)

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Freshfields Bruckhaus Deringer LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

Bank account:

Stg Beh Derdengld Freshfields Bruckhaus Deringer LLP, ABN AMRO Bank N.V., IBAN: NL14ABNA0256049947, BIC: ABNANL2A

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(b)	a scanned copy of the deed of incorporation of the Company dated 23 November 2012;

(c)

a scanned copy of the articles of association of the Company dated 29 September 2013 which, according to the Extract, are the Company’s articles of association currently in force and effect (the Articles of Association);

(d)	a scanned copy of the signed unanimous written resolutions of the board of directors of the Company dated 15 March 2019 (the Board Resolutions);

(e)	a copy of the Indenture;

(f)	a copy of the form of Debt Securities filed as an exhibit to the Registration Statement; and

(g)	a copy of the Registration Statement.

The documents referred to above in items (a) to (g) (inclusive) are herein referred to as the Documents; the documents referred to above in items (b) to (d) (inclusive) are herein referred to as the Corporate Documents; and the form of Debt Security and the Indenture are together referred to as the Opinion Documents and sometimes are individually referred to as an Opinion Document.

Nature of Opinion and Observations

2.	This letter is subject to the following nature of opinion and observations:

(a)

Dutch Law: this opinion is confined to the laws with general applicability (wettelijke regels met algemene gelding) of the Netherlands and, insofar as they are directly applicable in the Netherlands, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of the Netherlands (Dutch law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than the Netherlands in which our firm has an office), even in cases where, in accordance with Dutch law, any foreign law should be applied; furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above);

(b)

Changes in Law: we express no opinion that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the Opinion Documents will not contravene Dutch law, its application or interpretation if Dutch law is altered in the future;

(c)	Territory of the Netherlands: all references in this opinion letter and its schedules to the Netherlands and Dutch law are to the European part of the Netherlands and its law, respectively, only;

(d)

Foreign Law Opinion: to the extent that the laws of the State of New York, United States of America, may be relevant, our opinion is subject to the effect of such laws including the matters contained in the opinion of Sullivan & Cromwell LLP. We express no views on the validity of the matters set out in such opinions;

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(e)

Factual Statements: we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter;

(f)

Representations: we express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein;

(g)

Effects of Opinion: the opinions expressed in this opinion letter have no bearing on declarations made, opinions expressed or statements of a similar nature made by any of the parties in the Opinion Documents;

(h)

Nature of Investigations: in rendering this opinion we have exclusively examined the Documents and we have conducted such investigations of Dutch law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact we have relied on the Documents and any other document we have deemed relevant, and on statements or certificates of public officials;

(i)

Suitability of Opinion Documents: we express no view as to the suitability of the Opinion Documents or of their provisions or their general compliance with market practice or any commercial aspects of the Opinion Documents;

(j)

Formulae and Cash Flows: we have not been responsible for verifying the accuracy or correctness of any formula or ratio (whether expressed in words or symbols) or financial schedule contained in the Documents, or any cash flow model used or to be used in connection with the transactions contemplated thereby, or whether such formula, ratio, financial schedule or cash flow model appropriately reflects the commercial arrangements between the parties;

(k)

Tax: we express no opinion in respect of the tax treatment of the Documents or the Transaction; you have not relied on any advice from us in relation to the tax implications of the Documents or the Transaction for any person, whether in the Netherlands or any other jurisdiction, or the suitability of any tax provisions in the Documents;

(l)

Operational Licenses: we have not investigated whether the Company has obtained any of the operational licenses, permits and consents which it may require for the purpose of carrying on its business (including the Transaction);

(m)

Anti-trust: we have not considered whether the transactions contemplated by the Opinion Documents comply with civil, regulatory or criminal anti-trust, cartel, competition, public procurement or state aid laws, nor whether any filings, clearances, notifications or disclosures are required or advisable under such laws;

(n)	Data protection: we express no opinion on any data protection or insider trading laws of any jurisdiction (including the Netherlands);

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(o)

Legal concepts: Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions;

(p)	Governing Law: this opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by Dutch law; and

(q)

Jurisdiction: the court of Amsterdam, the Netherlands shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion, including (without limitation) in connection with (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in relation to this opinion; and

(r)

Date of Opinion: this opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

Opinion

3.    On the basis stated in paragraph 2, and subject to the assumptions in Schedule 1, the qualifications in Schedule 2 and any factual matters, documents or events not disclosed to us, we are of the opinion that:

(a)	Existence: the Company has been validly incorporated and is existing as a naamloze vennootschap under Dutch law;

(b)	Corporate Power: the Company has the necessary corporate power to enter into and perform its obligations under the Indenture and to issue and perform its obligations under the Debt Securities;

(c)

Corporate Authorisation: the execution by or on behalf of the Company of the Indenture and the performance by the Company of its obligations thereunder and under the Debt Securities (i) have been authorised by all corporate action required to be taken by the Company under Dutch corporate law and the Articles of Association and (ii) do not conflict with the Articles of Association;

(d)

Enforceability: under Dutch law, the choice of the laws of the state of New York, United States of America, as the governing law of the Opinion Documents is recognised as a valid choice of law and accordingly the validity, binding effect and the enforceability against the Company of the contractual obligations contained therein are governed by the laws of the state of New York, United States of America;

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Benefit of opinion

4.    We consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to us under the heading “Validity of the Debt Securities” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

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Schedule 1

ASSUMPTIONS

In considering the Opinion Documents and in rendering this opinion we have (with your consent and, unless specifically stated otherwise, without any further enquiry) assumed that:

(a)

Authenticity: all signatures, stamps and seals on all documents in connection with this opinion (whether as originals or copies) are genuine and all such documents are authentic, accurate and complete;

(b)

Copies: all documents retrieved by us or supplied to us electronically (whether in portable document format (PDF) or as scanned copies), as photocopies, facsimile copies or e-mail conformed copies are in conformity with the originals;

(c)	No Amendments: none of the Opinion Documents has since its execution been amended, supplemented, rescinded, terminated by any of the parties thereto or declared null and void by a competent court;

(d)

Corporate Documents: at the time when any Corporate Document was signed, each person who is a party to or signatory of that Corporate Document (other than the Company), as applicable (i) had been validly incorporated, was validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) had all requisite power, authority and legal capacity to sign that Corporate Document and to perform all juridical acts (rechtshandelingen) and other actions contemplated thereby and (iii) has validly signed that Corporate Document;

(e)	Extract: the information set forth in the Extract is accurate and complete on the date hereof;

(f)	Drafts: Opinion Documents examined by us in draft form have been or, as the case may be, will be executed in the form of the drafts examined by us;

(g)

No Insolvency: (i) the Company has not been declared bankrupt (failliet verklaard), (ii) the Company has not been granted a suspension of payments (surseance van betaling), (iii) the Company has not become subject to any of the other insolvency proceedings (together with the proceedings in paragraph (g)(i) and (g)(ii) referred to as the Insolvency Proceedings) referred to in section 1(1) of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the Insolvency Regulation), (iv) the Company has not been dissolved (ontbonden), (v) the Company has not ceased to exist pursuant to a legal merger or demerger (juridische fusie of splitsing), and (vi) no order for the administration (bewind) of the assets of the Company has been made; these assumptions are supported by our enquiries today with the Commercial Register, the online EU Insolvency register (EU Insolventieregister) and the court in Amsterdam, which have not revealed any information that any such event has occurred with respect to the Company; however, such enquiries are not conclusive evidence that no such events have occurred;

(h)	Articles of Association: the Articles of Association have not been amended;

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(i)	Signing of Resolutions: the Board Resolutions have been executed by persons who had all required power, authority and legal capacity to execute such Resolutions;

(j)

Resolutions: the Board Resolutions have not been revoked (ingetrokken) or amended and have not been and will not be declared null and void by a competent court and the powers of attorney granted in the Board Resolutions have not been, and will not be, amended, revoked (ingetrokken), terminated or declared null and void by a competent court and the factual statements and confirmations set out in the Board Resolutions are true and correct;

(k)	Corporate Benefit: the entering into the Opinion Documents and the transactions contemplated thereby are in the corporate interests (vennootschappelijk belang) of the Company;

(l)

No Conflict of Interest: none of the signatories that will sign the Opinion Documents, nor any of the other members of the board of directors of the Company (in whatever capacity) has a direct or indirect personal conflict of interest with the Company (een direct of indirect persoonlijk belang dat strijdig is met het belang van de vennootschap en de met haar verbonden onderneming) in relation to the transactions contemplated by the Opinion Documents;

(m)

Works Council: no works council (ondernemingsraad) has been instituted with jurisdiction (and the authority to render advise) in respect of the Company and/or the transaction contemplated by the Opinion Documents, nor has any person working for any enterprise (onderneming, as defined in the Dutch Works Councils Act (wet op de ondernemingsraden)) of the Company (whether employee or not) at any time made a request to the board of directors of the Company that any works council be installed;

(n)

Financial Supervision Act: the Company’s borrowing, investment and lending activities, whether or not related to the Opinion Documents, when regarded in combination with its other commercial or financial activities, do not and will not bring it within the definition of a credit institution (kredietinstelling) as defined in the Dutch Financial Supervision Act (Wet op het financieel toezicht, FSA), particularly, that the Company has not been made available (ter beschikking verkregen) any repayable funds (opvorderbare gelden) from the public (within the meaning of such term in the FSA);

(o)

Due execution: the signatures appearing on the Opinion Documents, when executed on behalf of the Company, are the signatures of a managing director of the Company or the signature of an Authorised Person of the Company, as appointed and defined in the Board Resolutions;

(p)

Other Parties – Corporate Capacity/Approval: each of the parties to any of the Opinion Documents (other than the Company), when executed (i) has been validly incorporated, is validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) has the power, capacity and authority to enter into, execute and deliver the Opinion Documents to which it is a party and to exercise its rights and perform its obligations thereunder, and (iii) has duly authorised and validly executed and, to the extent relevant, delivered all Opinion Documents to which it is a party;

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(q)

Other Parties – Validity: each of the Opinion Documents, when executed, constitutes the legal, valid, binding and enforceable obligations of each party thereto (other than the Company) enforceable against such party in accordance with its terms;

(r)

Other Consents: the consent, approval or authorisation of any person and any other step which is required in relation to the execution and, to the extent relevant, delivery of the Opinion Documents and the performance and observance of the terms thereof by the parties has been obtained or taken at the date of this opinion or will be taken in good time and has been or will be maintained, and that none of those transactions will infringe the terms of, or constitute a default under, any agreement or other instrument or obligation to which any party to the Opinion Documents is a party, in such a manner as would entitle any other party to the Opinion Documents to assert that its liability to perform any of its obligations under any of the Opinion Documents was thereby diminished or impaired;

(s)	No Error: the Opinion Documents, when executed, properly represent the intentions (wil) of the parties thereto formed free of error, fraud, duress or abuse of circumstances;

(t)	Bona Fide Terms and Reasons: the terms of the Opinion Documents, when executed, are bona fide arm’s length commercial terms and the Opinion Documents are entered into for bona fide commercial reasons;

(u)

Representations: the representations and warranties by the respective parties in the Opinion Documents (other than as to matters of law on which we opine in this opinion), when executed, are or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made, and the terms of the Opinion Documents have been and will be observed and performed by the parties thereto;

(v)

Anti-terrorism, money laundering: the parties to the Opinion Documents comply with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations; without providing conclusive evidence, this assumption is supported by our online enquiry with the registers referred to in Sections 2:20(3) and 10:123 of the Dutch Civil Code finalised today at 9.45 hrs confirming that the Company is not listed on any such list;

(w)

Validity under Other Laws: under the laws of the state of New York, United States of America to which the Opinion Documents are expressed to be subject and under any applicable law (other than Dutch law), (i) the Company has validly executed and, to the extent relevant, delivered, the Opinion Documents (when executed) and (ii) each of the Opinion Documents (when executed) constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

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Schedule 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)

Insolvency Proceedings – General: our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium, (preliminary) suspension of payments, emergency and other similar rules and laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time in effect; no opinion is given or implied herein that if insolvency proceedings would be opened with respect to the Company, such insolvency proceedings would be opened in the Netherlands or be governed by Dutch law; no opinion is given or implied herein on the effects of any foreign laws that may apply in such insolvency proceedings pursuant to the Insolvency Regulation or otherwise;

(b)

Creditor Action: our opinions with respect to the validity or enforceability of the Opinion Documents or any legal act (rechtshandeling) forming part thereof or contemplated thereby are subject to and limited by the protection afforded by Dutch law to creditors whose interests have been adversely affected pursuant to the rules of Dutch law relating to (i) unlawful acts (onrechtmatige daden) based on section 6:162 et seq. of the Dutch Civil Code (Burgerlijk Wetboek) and (ii) fraudulent conveyance or preference (actio pauliana) within the meaning of section 3:45 of the Dutch Civil Code (Burgerlijk Wetboek) and/or section 42 et seq. of the Dutch Bankruptcy Act (Faillissementswet);

(c)

“Enforceable”: the terms “enforceable” and “enforceability” as used in this opinion letter indicate that the relevant obligations are of a type for which Dutch law generally provides a remedy; they do not imply that the obligations and remedies provided in the Opinion Documents would always be enforceable in accordance with their specific terms; enforcement in the Dutch courts will in any event be subject to the acceptance by such courts of jurisdiction, the availability of defences and the nature of the remedies available in the Dutch courts;

(d)

Enforcement in the Netherlands: the submission to the jurisdiction of the courts in the State of New York, the United States of America in relation to proceedings initiated on or after 10 January 2015, is subject to the following:

(i)

in any case where the claimant asserts that the court’s jurisdiction is based on the Recast Judgments Regulation or the 2007 Lugano Convention on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters (the 2007 Lugano Convention), or the 1968 Brussels Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters, as amended (the Brussels Convention), or the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters (the 1988 Lugano Convention and the 2007 Lugano Convention, the Brussels Convention and the 1988 Lugano

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Convention together the Conventions), the court may in certain circumstances not have, or may be obliged to decline, jurisdiction, including where:

(A)

section 24 of the Recast Judgments Regulation, section 22 of the 2007 Lugano Convention, section 16 of the Brussels Convention or section 16 of the 1988 Lugano Convention limiting the subject-matter jurisdiction of the court is applicable;

(B)	the contract is an insurance contract, a consumer contract, or a contract of individual employment;

(C)

the choice of the federal courts of the United States of America or the courts of the State of New York made by the parties in the Opinion Documents is non-exclusive and proceedings involving the same or a related cause of action are already pending before the courts of another Member State to the Recast Judgments Regulation or the courts of another Contracting State to the Conventions, and, respectively, sections 29, 30, 31.1 and 32 of the Recast Judgments Regulation, sections 27-30 of the 2007 Lugano Convention, sections 21-23 of the Brussels Convention, or sections 21-23 of the 1988 Lugano Convention apply; and

(D)

the choice of the federal courts of the United States of America or the courts of the State of New York made by the parties in the Opinion Documents is exclusive and proceedings involving the same or a related cause of action are already pending before the courts of another Contracting State to the Conventions referred to above, and, respectively, sections 27-30 of the 2007 Lugano Convention, sections 21-23 of the Brussels Convention, or sections 21-23 of the 1988 Lugano Convention apply;

(ii)

in any case where the court’s jurisdiction is based on sections 4, 7, 8 or 9 of the Recast Judgments Regulation and proceedings involving the same or a related cause of action are pending before a court of any a third state, and sections 33 or 34 of the Recast Judgments Regulation apply, the court may stay its proceedings if it considers that the courts of that foreign state would be better placed to hear the case;

(iii)

in any case where the court’s jurisdiction is based on section 4 of the 2007 Lugano Convention, or section 4 of the Brussels Convention or section 4 of the 1988 Lugano Convention, the court may decline to exercise its jurisdiction in accordance with the doctrine of forum non conveniens; and

(iv)

the domestic Dutch rules of civil procedure, such as the limitation that the application for provisional, including protective, measures which are available under the laws of a jurisdiction may be made to the courts of such jurisdiction;

(e)	Other Parties – Authorisation: no opinion is given herein with respect to (i) any authorisation which any of the parties to the Opinion Documents (other than the

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Company) may require under the FSA or the Trust Offices Supervision Act (Wet toezicht trustkantoren) in order to perform the activities and services contemplated by the Opinion Documents or (ii) the consequences of the lack of such authorisation on any of the Opinion Documents;

(f)

Assigns: any provision in the Opinion Documents to the effect that such agreements or any of the provisions thereof shall be binding on the assigns (rechtsopvolgers onder bijzondere titel) of any party thereto may not be enforceable in the Netherlands against any such assign in the absence of any further agreement to that effect with any such assign;

(g)

Delivery: the concept of “delivery” of a document is not known under Netherlands law and, therefore, delivery of a document is not required under Netherlands law in order to render a document valid, legally binding and enforceable;

(h)

Currency: it is uncertain under Netherlands law whether, upon the enforcement of a money judgment expressed in a foreign currency against assets situated in the Netherlands by way of an enforced sale (executieverkoop), proceeds can be obtained in such foreign currency;

(i)

Insolvency - currency: if Insolvency Proceedings would be opened with respect to the Company under Netherlands law, claims of which payment is sought from the estate (and not from the enforcement of collateral security) in any currency other than Euro must be valued on the basis of the exchange rate prevailing on the date on which such Insolvency Proceedings are opened;

(j)

Waivers: no opinion is given herein with respect to the validity and effect of any provision in the Opinion Documents excluding the right of any party thereto to claim the nullity or the dissolution thereof;

(k)

Reporting: the Company may in certain circumstances have to comply with reporting requirements in connection with payments made to and by the Company under the Opinion Documents pursuant to the Financial Foreign Relations Act 1994 (Wet financiële betrekkingen buitenland 1994) and the rules promulgated thereunder;

(l)

Penalty: the amount of any payment under the Opinion Documents which is in the nature of a penalty or liquidated damage payment may be mitigated by order of the court if this is manifestly required in the interest of fairness;

(m)

Choice of Law – Contractual Obligations: with respect to the obligations of the Company under any of the Opinion Documents, the competent court in the Netherlands, by virtue of Regulation (EC) No. 593/2008 of 17 June 2008 (the Rome I Regulation), (i) may give effect to overriding mandatory provisions of the law of the country where the obligations arising out of the contract have to be or have been performed, insofar as those overriding mandatory provisions render the performance of the contract unlawful; (ii) shall have regard to the law of the country in which the performance takes place in relation to the manner of performance and the steps to be taken in event of defective performance; and (iii) may refuse the application of a provision of the law of any country otherwise applicable to the Opinion Documents, if such application is manifestly incompatible with the public policy (“ordre public”) of the Netherlands; furthermore, where all the other elements relevant to the situation at the time of the

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choice of the laws of the state of New York, United States of America, as the governing law of the Opinion Documents are located in a country other than the state of New York, United States of America, the choice of the parties shall not prejudice the application provisions of law of that other country which cannot be derogated from by agreement; in addition, we express no opinion as to the choice of the laws of the state of New York, United States of America to govern contractual obligations falling outside the scope of the Rome I Regulation;

(n)

Mandatory Provisions of Dutch Law: with respect to the obligations of the Company under any of the Opinion Documents, the competent Dutch courts may give effect to mandatory provisions of Dutch law irrespective of the law otherwise applicable to that Opinion Document;

(o)

Choice of Law – Non-contractual Obligations: the law applicable to any non-contractual obligations arising out of or in connection with the Opinion Documents will be determined in accordance with Regulation (EC) No. 864/2007 on the law applicable to non-contractual obligations (the Rome II Regulation), provided that (i) the relevant non-contractual obligation is within the scope of the Rome II Regulation and (ii) the choice of the laws of the state of New York, United States of America as the governing law of the Opinion Documents is permitted by the Rome II Regulation;

(p)

Foreign Documents: the opinion and other statements expressed herein relating to the Opinion Documents are subject to the qualification that as Dutch lawyers we are not qualified or able to assess the true meaning and purport under applicable law (other than Dutch law) of the terms of the Opinion Documents and the obligations thereunder of the parties thereto, and we have made no investigation of such meaning and purport; our review of the Opinion Documents and any other documents subject or expressed to be subject to any law other than Dutch law has therefore been limited to the terms of such documents as they appear to us on the basis of such review and only in respect of any involvement of Dutch law; and

(q)	Sanctions: the Sanctions Act 1977 (Sanctiewet 1977) and regulations promulgated thereunder, or international sanctions, may limit the enforceability of the Opinion Documents.